UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2017

(Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	000-50368 Commission File Number:	26-1631624 (IRS Employer Identification No.)

145 Hunter Drive Wilmington, Ohio 45177 (Address of Principal Executive Offices, Including Zip Code)

(937) 382-5591 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Air Transport Services Group, Inc. (the “Company”) entered into a Second Amendment to Amended and Restated Credit Agreement on September 25, 2017 by and among the Company, certain of the Company’s subsidiaries, SunTrust Bank, as administrative agent, and the other lenders from time to time a party thereto (the “Second Amendment”). The Second Amendment amends the Amended and Restated Credit Agreement dated May 31, 2016, as previously amended by that certain First Amendment to Amended and Restated Credit Agreement dated March 31, 2017 (as so amended, the “Credit Agreement”), to:

(i)	amend certain negative covenants in the Credit Agreement to permit the Company to issue convertible senior unsecured notes as described in Item 7.01, including an amendment to the indebtedness restrictions to permit an additional $150 million of general unsecured indebtedness;

(ii)	amend certain definitions and covenants in the Credit Agreement to permit the convertible bond hedge and warrant transactions to be entered into by the Company in connection with the issuance of such convertible senior unsecured notes, including, specifically, permitting certain payments to be made by the Company in connection with the convertible bond hedge and warrant transactions;

(iii)	increase the maximum permitted level of the Company’s Total Leverage Ratio (as defined in the Credit Agreement) to 4.00 to 1.00;

(iv)	add a financial covenant to the Credit Agreement to provide that the maximum permitted level of the Company’s Secured Leverage Ratio (as defined in the Credit Agreement) shall be 3.50 to 1.00; and

(v)	modify the definition of “Applicable Margin” to provide that the applicable margins and commitment fees under the Credit Agreement will be determined by reference to the Company’s Secured Leverage Ratio rather than the Total Leverage Ratio.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 8.01 Other Events.

On September 25, 2017, the Company issued a press release pursuant to Rule 135c under the Securities Act of 1933, as amended (the “Securities Act”), announcing that it: (i) intends to offer, subject to market conditions and other factors, $200 million in aggregate principal amount of convertible senior notes due 2024 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act; and (ii) expects to grant the initial purchasers a 30-day option to purchase up to an additional $30 million in aggregate principal amount of notes. In connection with the offering of the notes, the Company expects to enter into privately negotiated convertible note hedge and warrant transactions with one or more financial institutions, which may include one or more of the initial purchasers or their respective affiliates.

The offer and sale of the notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States except in transactions exempt from, or not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

In accordance with Rule 135c(d) under the Securities Act, a copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Second Amendment to Amended and Restated Credit Agreement entered into on September 25, 2017 by and among Air Transport Services Group, Inc., Cargo Aircraft Management, Inc., as borrower, the guarantors party thereto, the lenders party thereto and SunTrust Bank, as administrative agent.

99.1	Press release, dated September 25, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Chief Legal Officer & Secretary

Date: September 25, 2017

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